Exhibit 99.B(h)(1)

SERVICES AGREEMENT

THE BOSTON TRUST & WALDEN FUNDS

and

CITI FUND SERVICES OHIO, INC.

TABLE OF CONTENTS

1.	DEFINITIONS

2.	SERVICES AND RELATED TERMS AND CONDITIONS

3.	INSTRUCTIONS

4.	COMPLIANCE WITH LAWS; ADVICE

5.	COMMUNICATIONS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

6.	SCOPE OF RESPONSIBILITY

7.	INDEMNITY

8.	FEES AND EXPENSES

9.	REPRESENTATIONS

10.	TERM AND TERMINATION

11.	GOVERNING LAW AND ARBITRATION

12.	MISCELLANEOUS

Schedule 1	Definitions

Schedule 2	Services

Schedule 3	Dependencies

Schedule 4	Fees and Expenses

Schedule 5	List of Funds

Schedule 6	Cut Off Times

Schedule 7	Market and Reference Data

Schedule 8	Service Level Standards

THIS SERVICES AGREEMENT is made on June 30, 2016 (the “Effective Date”), by and between The Boston Trust & Walden Funds, a Massachusetts business trust (the “Client”) and Citi Fund Services Ohio, Inc., an Ohio corporation with its primary place of business at 3435 Stelzer Road, Columbus, Ohio 43219 (the “Service Provider” and, with the Client, the “Parties”).

1.                          DEFINITIONS

Schedule 1 contains capitalized terms that have the meanings set forth therein.  Other capitalized terms used but not defined in Schedule 1 will have the meanings set forth herein.

2.                          SERVICES AND RELATED TERMS AND CONDITIONS

(A)                   Services.  The Services are described in Schedule 2 (the “Services Schedule”).  The Service Provider will perform the Services in accordance with and subject to the terms of this Agreement for the funds listed on Schedule 5 (the “Funds”) starting on the Effective Date and ending on the final day of the Term.  The Services will be provided only on Business Days, and any functions or duties normally scheduled to be performed on any day that is not a Business Day will be performed on, and as of, the next Business Day.

(B)                   Service Changes.  The Service Provider will be obliged to perform only those Services set forth in the Services Schedule.  The Service Provider will not be obliged to change the Services unless it has agreed to do so pursuant to an amendment to the Services Schedule.  The Service Provider will reasonably accommodate requests to change the Services that the Service Provider determines in good faith to be non-material taking into account the effort and costs required to effect the requested change; the Client recognizes that isolated requests for changes or adjustments, when combined with other such requests, may in the aggregate have a material effect.  Any change to the Services agreed by the Service Provider (a “Service Change”) will be set forth in an amendment to the Services Schedule signed by both Parties; each such amendment will specify (i) the timeline and dependencies, and the parties’ respective obligations, for implementing the Service Change and (ii) any implementation or additional ongoing fees and expenses that may be required to effect such Service Change.  The foregoing process is the “Change Control Process.”

(C)                   Provision of Information; Cooperation.  In order to permit the Service Provider to provide the Services, the Client agrees to provide, and to cause each other agent or current or immediately preceding service provider to the Client to provide, to the Service Provider the information (and in such reasonable medium) that the Service Provider may reasonably request in connection with the Services and this Agreement, including, without limitation, any Organic Documents, Offering Documents and Policies and Procedures of the Client and any amendments thereto.  Client requests to make a material change to the Services necessitated by a change to the Client’s Organic Documents, Offering Documents or such Policies and Procedures or a change in applicable Law will be effective only upon execution by the parties of an amendment to the Services Schedule, as contemplated by the Change Control Process.

(D)                   Dependencies.  Without prejudice to Section 6(B), the Service Provider will not be liable to the Client or any other Person for any failure to provide any Service in the following circumstances: (i) if any Dependency set forth in Schedule 3 is not met through no fault of the Service Provider; (ii) if the failure is at the written request or with the written consent of an Authorized Person; (iii) if any Law to which the Service Provider is subject prohibits or limits the performance of the Services; and/or (iv) if the failure results from a Force Majeure Event. However, Service Provider shall have in place a demonstrably rigorous and commercially reasonable business continuation plan structured to address and significantly mitigate the impacts of Force Majeure and shall use commercially reasonable efforts to implement the business continuation plan and to mitigate the impacts of force Majeure.

Notwithstanding the foregoing, the Service Provider will nevertheless use reasonable efforts to provide the Services while any of the circumstances specified in this Section 2(D) subsist.  For purposes hereof, “Force Majeure Event” means any event due to any cause beyond the reasonable control of the Service Provider or, as applicable, any Administrative Support Provider, such as unavailability of communications systems or pricing information, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government, or suspension or disruption of any relevant stock exchange or securities clearance system or market.  The Service Provider will use reasonable efforts to minimize the adverse effects to the Client of any Force Majeure Event. If either party is delayed by Force Majeure, said party shall provide reasonable notice that there will be delay or non-delivery of reports or services.  Such delay shall cease as soon as practicable and written notification of same shall be provided.  Client reserves the right, at its own expense, to obtain or purchase services from the best available source during the time of Force Majeure, and the Service Provider shall have no recourse against the Client. Notwithstanding the foregoing, or the provisions of Section 10, and without prejudice to any claims that Client may have against the Service Provider, Client may terminate this Agreement with immediate effect, without penalty, if Service Provider is unable to provide the Services contemplated by this Agreement for 10 business days due to a Force Majeure Event.

(E)                    Information and Data Sources; Liability for Third Parties.  For purposes of this Agreement:

(i)                         as between the Client and the Service Provider, the Client is responsible for the accuracy and completeness of (A) the information contained in the Organic Documents, Offering Documents and any Policies and Procedures submitted to the Service Provider pursuant to Section 2(C) above and (B) any data submitted to the Service Provider for processing by the Client or its employees, agents and subcontractors (other than the Service Provider), general and limited partners (if any) and predecessor service providers, including information and data submitted by (1) any investment adviser providing services or acting for the benefit of the Client (“Investment Advisers”) or (2) any intermediaries or distributors, or their agents, acting for the benefit of the Client or its Customers (“Intermediaries”).  The Service Provider may charge the Client for additional work required to re-process any such incorrect data at its standard hourly rates or as set forth in the Fee Schedule;

(ii)                      Subject to Sections 2(D) and 6, the Service Provider is responsible for the accuracy and completeness of any data prepared and/or produced by the Service Provider or its employees, agents or subcontractors (other than Non-Discretionary Subcontractors);

(iii)                   the Service Provider will not be responsible for the errors or failures to act of, or the inaccuracy of any data supplied by, (A) securities pricing services, (B) clearance or settlement systems, (C) custodians that hold the assets of the Client or its Customers (“Custodians”), (D) any Persons specified in Section (E)(i) above, (E) any Persons who possess information about Client or its Customers reasonably necessary for the Service Provider to provide the Services and with whom the Service Provider is required to engage or contract in order to receive such information, including, without limitation, agents of Investment Advisers, Intermediaries, or Custodians; and (F) third parties engaged by the Service Provider at the request of the Client to provide services to or for the benefit of the Client or its Customers (“Non-Discretionary Subcontractors”), and such Persons will not be considered agents or subcontractors of the Service Provider for purposes of this Agreement; and

(iv)                  the Service Provider is permitted to appoint agents and subcontractors to perform any of the duties of the Service Provider under this Agreement (“Administrative Support Providers”).  The Service Provider will use reasonable care in the selection and continued appointment of Administrative Support Providers.

(F)                     Other Services and Activities.  The Client acknowledges that Service Provider and its affiliates may provide services, including administration, advisory, banking and lending, broker dealer and other financial services, to other Persons.  Because the Service Provider may be prohibited under applicable Law or contractually from disclosing to the Client any fact or thing that may come to the knowledge of the Service Provider or such affiliates in the course of providing such services, neither the Service Provider nor such affiliates will be required or expected under this Agreement to do so.  Subject to compliance with its confidentiality obligations hereunder, the Service Provider may acquire, hold or deal with, for its own account or for the account of other Persons, any shares or securities in which the Client is authorized to invest (for itself or its Customers), and the Service Provider will not be required to account to the Client for any profit arising therefrom.

(G)                   Service Standards. The Service Provider shall perform the Services in accordance with the standards set forth in Schedule 8 and Section 6. For the avoidance of doubt, the standards set forth in Schedule 8 are intended by the parties to help ensure service quality.

3.                          INSTRUCTIONS

(A)                   Medium of Transmission.  Instructions may be transmitted manually or through any electronic medium, as agreed by the Parties or, absent such agreement, consistent with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction in which the Service Provider performs services under this Agreement.

(B)                   Security Procedures.  The Client will comply with reasonable security procedures designed by the Service Provider to verify the origination of Instructions (the “Security Procedures”).  The Service Provider’s sole obligation will be to comply with what is contained in the Security Procedures to establish the identity or authority of any Authorized Person to send any Instruction. The Service Provider is not responsible for errors or omissions made by the Client or resulting from fraud or the duplication of any Instruction by the Client.  The Service Provider may act on an Instruction if it reasonably believes it contains sufficient information.

(C)                   Requests for Instructions.  The Service Provider may request Instructions from an Authorized Person and may refuse to act if such refusal is permitted by this Agreement or otherwise reasonable under the circumstances, including when the Service Provider reasonably doubts the contents, authorization, origination or compliance with any Security Procedures or applicable Law of an Instruction, and will promptly notify the Client of its decision.

(D)                   Reliance.  The Service Provider may rely on the authority of each Authorized Person until the Service Provider has received notice acceptable to it of any change from the Client or any other Authorized Person and the Service Provider has had a reasonable time to act (after which time it may rely on the change).  The Service Provider may assume that any Instruction does not conflict with any Law or the Organic Documents or Offering Documents applicable to the Client.

(E)                    Cut Off Times.  The Service Provider is only obligated to act on Instructions received prior to applicable cut-off times listed in Schedule 6.   Instructions are to be given in the English language unless the Service Provider otherwise agrees in writing.

(F)                     Deemed Delivery Unless shown to have been received earlier, such notice, instruction or other instrument shall be deemed to have been delivered, in the case of personal delivery, at the time it is left at the premises of the party, in the case of a registered letter at the expiration of five (5) business days after posting and, in the case of fax or electronic means, immediately on dispatch; provided that, if any document is sent by fax or electronic means outside normal business hours, it shall be deemed to have been received at the next time after delivery when normal business hours commence.  Evidence that the notice, instruction, or other instrument was properly addressed, stamped, and put into the post shall be conclusive evidence of posting.  In proving the service of notice sent by fax or electronic means it shall be sufficient to prove that the fax or electronic communication was properly transmitted.

4.                          COMPLIANCE WITH LAWS; ADVICE

(A)                   Compliance.  The Service Provider will comply in all material respects with all Laws that it is subject to.  The Client will comply in all material respects with all Laws applicable to the subject matter of the Services and the Client’s receipt of the Services.  Nothing in this Agreement will oblige either Party to take any action that will breach any Law applicable to such Party, or to omit to take an action if such omission will breach any such Law.

(B)                   No Fiduciary etc.  The Service Provider is not, under this Agreement, (i) acting as, and is not required to take any action that would require licensing or registration as, a fiduciary, an investment adviser, a certified public accountant, or a broker or dealer; or (ii) providing investment, legal or tax advice to the Client or any other Person or acting as the Fund’s independent accountants or auditors.

(C)                   Laws Applicable to the Client.  Except as specifically set forth in the Services Schedule, the Service Provider assumes no responsibility for compliance by the Client with any Laws applicable to the Client; and, notwithstanding any other provision of this Agreement to the contrary, the Service Provider assumes no responsibility for compliance by the Client or the Service Provider with the Laws of any jurisdiction other than those governing this Agreement.

(D)                   Advice of Experts.  About any matter related to the Services, the Service Provider may seek advice from counsel or independent accountants of its own choosing (who may provide such services to either Party).  Any costs related to such advice from external counsel or independent accountants will be borne by the Client Notwithstanding the above, Service Provider may not incur expenses exceeding $2,500 without the prior written authorization of the Client, provided that such authorization shall not be required if Service Provider intends to pay for such advice itself.  The Service Provider will not be liable if it relies on advice of reputable counsel or independent accountants.

5.                          COMMUNICATIONS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

(A)                   Communications and Statements.  Communications, notices and invoices from the Service Provider may be sent or made available by electronic form and not in hard copy.  The Client will notify the Service Provider promptly in writing of anything incorrect in an invoice or periodic accounting or other report (a “Report”) within sixty (60) days from the date on which the Report is sent or made available to the Client.  Reports to which the Client has not objected within this time period will be deemed accepted by the Client, unless an error in such Report is found during an audit of a Fund.

(B)                   Records and Access.  Subject to applicable Law, the Service Provider will allow the Client and its independent public accountants, agents or regulators reasonable access to those records of the Client maintained by the Service Provider and relating to the Services (“Client Records”) as are reasonably requested by the Client in connection with an examination or internal audit of the books and records pertaining to the affairs of the Client, and will seek to obtain such access from each agent or subcontractor of the Service Provider that maintains Client Records.  Service Provider shall retain such records for a rolling six year period up to the termination date, with any period following the termination date covered by Section 10(c)(ii).  At no additional cost other than reimbursement of Service Provider’s out of pocket expenses, these records, including materials generated under the Agreement shall be subject at all reasonable time to inspection, review, or audit by Client, and its independent public accountants, agents or regulators authorized by law, rule, regulation, or agreement.  Upon termination of this Agreement, the Service Provider may retain archival copies of Client Records.

(C)                   Confidentiality.  The Service Provider will maintain reasonable controls consistent with, and shall treat, all Confidential Information related to the Client as confidential. The Client, on behalf of itself and on behalf of its employees, agents, subcontractors and Customers, authorizes the transfer or disclosure of any Confidential Information relating to the Client to and between the branches, subsidiaries, representative offices, affiliates and Administrative Support Providers of the Service Provider and third parties selected by any of them, wherever situated, for confidential use in connection with the provision of the Services (including for data processing, statistical and risk analysis purposes), and further acknowledges that any such branch, subsidiary, representative office, affiliate, agent or third party may transfer or disclose any such information (i) to the applicable Customer and the Customer’s accountants, (ii) to the Client’s Investment Advisers, Intermediaries, Custodians and other service providers, (iii) to the Client’s tax authorities and applicable regulators incident to the delivery of any tax filing or reporting services provided under this Agreement, and (iv) as required by any Governmental Authority or pursuant to applicable Law.

(D)                   Proprietary Information.

(i)                         The Client acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by the Service Provider and/or its affiliates or Administrative Support Provider constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Service Provider or each such third party.  The Client agrees to treat all Proprietary Information as proprietary to the Service Provider or such third parties and further agrees that it will not divulge any Proprietary Information or Confidential Information related to Citigroup Organization to any Person or organization or use such information for any purpose, except to receive the Services or as may be specifically permitted under this Agreement or as required under applicable Law.  Subject to applicable Law, the Client will treat the terms of this Agreement, including any Fee Schedule, as Confidential Information. Notwithstanding the foregoing, Client may divulge any such Proprietary Information to its agents, accountants, attorneys or auditors.

(ii)                      Without limitation of the obligations of the Service Provider under Section 5(C), the Service Provider acknowledges that any Customer list and all information related to Customers furnished to or maintained by the Service Provider in connection with this Agreement (collectively, “Customer Data”), the unique investment methods utilized by a Client (“Investment Methods”) and the identities of the portfolio holdings at any time and from time to time of the Client (“Portfolio Data”) constitute proprietary information of substantial value to the Client.  The Service Provider agrees to treat, and to require its employees and Administrative Support Providers to treat, all Customer Data, Investment Methods and Portfolio Data as proprietary to the Client and further agrees that it will not divulge any Customer Data, Investment Methods or Portfolio Data to any Person or organization without the Client’s written consent, except as may be specifically permitted under this Agreement. Service Provider agrees to promptly notify Client of any breach resulting in the unauthorized disclosure of Customer Data to any third party.

(E)                    Market or Reference Data.  The Client acknowledges that Market or Reference Data sourced from Market or Reference Data Vendors may be subject to various conditions, disclaimers and restrictions imposed on the Service Provider and persons who use or access such Market or Reference Data through the Service Provider, including the Client.  Accordingly, the Client acknowledges and agrees with the Service Provider, and for the benefit of such Market or Reference Data Vendors, as follows:

(i)                         Although the Service Provider shall use reasonable efforts to cause Market or Reference Data Vendors to provide the Service Provider with Market or Reference Data for distribution to the Client, the provision of Market or Reference Data by the Service Provider to the Client is contingent on the continued effectiveness of the applicable underlying license agreement(s) between the Service Provider and the applicable Market or Reference Data Vendors (each an “Underlying License Agreement”) and compliance by the Client with the terms of this Agreement.

(ii)                      To the extent practicable, the Service Provider shall provide reasonable advance written notice to the Client (which may be in the form of a hyperlink to a web site) of (i) if the use of Market or Reference Data Vendor is specifically requested by the Client, the termination of the Underlying License Agreement with respect thereto, or (ii) any conditions or restrictions, in addition those set forth in this clause 10(E) and in Schedule 7 of this Agreement, from time to time applicable to the Client’s use of Market or Reference Data imposed by any Market or Reference Data Vendors (“Market or Reference Data Conditions”). Market or Reference Data Conditions may include the requirement that the Client enter into an agreement with a Market or Reference Data Vendor.  The Client hereby accepts the Market or Reference Data Conditions set forth in this Agreement (including Schedule 7 hereto).  Until the Client delivers written notice that it does not accept Market or Reference Data Conditions that are set out in Schedule 7, the Client shall be deemed to have accepted such Market or Reference Data Conditions about which it has been notified, provided that acceptance of a requirement that the Client enter into an agreement with a Market or Reference Data Vendor shall be deemed to occur only when the Client enters into such an agreement.  Upon rejection by Client of any Market or Reference Data Conditions, the Client shall promptly cease using the applicable Market or Reference Data.   Upon receipt of notice of termination of an Underlying License Agreement, the Client shall cease using the applicable Market or Reference Data.

(iii)                   The termination of an Underlying License Agreement or of the Client’s rights to use Market or Reference Data may adversely affect the Services, and in such event any Service Provider obligation to provide such Market or Reference Data (or related data or reports) as part of the Services shall be terminated.  In such event, the Parties shall work cooperatively and in good faith to implement alternative sources for Market or Reference Data, subject to the Change Control Process.

(iv)                  Market or Reference Data Vendors make no warranties, express or implied, as to merchantability, accuracy, fitness for purpose, availability, completeness, timeliness or sequencing, or any other matter, in respect of Market or Reference Data used by the Service Provider to provide the Services, and neither does the Service Provider.

(v)                     Market or Reference Data Vendors shall have no liability whatsoever to the Client in respect of Market or Reference Data used by the Service Provider to provide the Services.

(vi)                  No copyright or any other intellectual property rights in the Market or Reference Data used or provided by the Service Provider to provide the Services are transferred to the Client.

(vii)               The Client shall not use Market or Reference Data for any illegal purpose or in any manner not specifically authorized by this Agreement.

(viii)            The Client is only entitled to use or disseminate Market or Reference Data provided to it by the Service Provider as set out in Schedule 7.  Except as specifically permitted in Schedule 7, the Client shall not, and shall ensure that its Affiliates and its or their officers, employees and Agents shall not (i) use the Market or Reference Data for any other purpose, or (ii) publish, disclose, distribute, give access to, broadcast, use or offer the Market or Reference Data to any third party.  The foregoing limited rights to use Market or Reference Data shall terminate automatically upon any termination of this Agreement.

(F)                     Use of Name.  Without the written consent of the Client, the Service Provider may use the name of the Client only (A) to sign any necessary letters or other documents for and on behalf of the Client incident to the delivery of the Services and (B) in client lists used for marketing purposes.  Subject to the foregoing, neither Party will publicly display the name, trade mark or service mark of the other without the prior written approval of the other, nor will the Client display that of the Service Provider or any subsidiary of the Service Provider without prior written approval from the Service Provider or the subsidiary concerned or as required under applicable Law.

(G)                   Communications to Customers.  Without the written approval of the Service Provider, the Client will not use the name of the Service Provider or describe the Services or the terms or conditions of this Agreement in any communication or document intended for distribution to any Customer in connection with the offering or sale by the Client of securities, products or services (an “Offering Document”); nor will the Client amend any such references to the Service Provider or the terms or conditions of this Agreement in any Offering Document that has been previously approved by the Service Provider without the Service Provider’s written approval.  The Service Provider will not unreasonably withhold, condition or delay any of the foregoing requested approvals.   If the Services include the distribution by the Service Provider of notices or statements to Customers, the Service Provider may, upon advance notice to the Client, include reasonable notices describing those terms of this Agreement relating to the Service Provider and its liability and the limitations thereon; if Customer notices are not sent by the Service Provider but rather by the Client or some other Person, the Client will reasonably cooperate with any request by Service Provider to include such notices.

(H)                  Privacy.  Service Provider shall provide Client with such information as is reasonably requested by the Client or its Auditor to enable the Client or its Auditor to satisfy itself of Service Provider’s compliance with its obligations under this Section 5 of this Agreement. Notwithstanding the forgoing sentence, nothing in this paragraph shall have the effect of requiring Service Provider, its Affiliates, or Administrative Support Providers to provide information that may cause it to breach its confidentiality obligations to third parties or its respective internal data security and confidentiality policies and procedures.

Each party shall provide such information and assistance to the other party as the other party may reasonably require to enable the other party to comply with the rights of Data Subjects, or with information or information notices served by any state or federal regulator provided, that the Service Provider may charge fees and expenses related to any such requests.

(I)                       Due Diligence of Service Provider. Service Provider shall provide information including but not limited to its Business Continuity Program, its internal control environment, information security program, staffing and senior management changes sufficient for Client to meets its obligations to perform sufficient Service Provider Oversight required by its primary federal regulator. Additionally, Service Provider will provide a copy of the most recent independent examination of controls report designed to demonstrate reliability and trust in its services to current and potential customers (such examinations in the past may have been an SSAE audit, a Service Organization Control “SOC” report).

6.                          SCOPE OF RESPONSIBILITY.

(A)                   Standard of Care.  The Service Provider will perform its obligations with reasonable care as determined in accordance with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction(s) in which the Service Provider performs services under this Agreement (the “Standard of Care”).  The Service Provider will cause each Administrative Support Provider to perform with reasonable care as determined in accordance with such standards.

(B)                   Responsibility for Losses.  In determining whether Service Provider has breached the Standard of Care in the performance of its obligations in any given situation, the obligations imposed on Service Provider under this Agreement, the timeliness of performance (as well as any related dependencies and exculpatory provisions) and the relevant facts and circumstances shall be taken in consideration. Notwithstanding any other provision of this Agreement to the contrary, Service Provider shall only be liable to the Client for any Damages arising out of or relating to the performance or non-performance by Service Provider of its duties under this Agreement solely to the extent caused by its own negligence, fraud, or willful misconduct or that of an Administrative Support Provider.

(C)                   Limitations on Liability.

(i)                         The Service Provider is responsible for the performance of only those duties as are expressly set forth herein and in the Services Schedule.  The Service Provider will have no implied duties or obligations.  Each Party shall mitigate damages for which the other Party may become responsible hereunder.

(ii)                      The Client understands and agrees that (i) the obligations and duties of the Service Provider will be performed only by the Service Provider and are not obligations or duties of any other member of the Citigroup Organization (including any branch or office of the Service Provider) and (ii) the rights of the Client with respect to the Service Provider extend only to the Service Provider and, except as provided by applicable Law, do not extend to any other member of the Citigroup Organization.

(iii)                   Except as provided in this Agreement with regard to Administrative Support Providers, the Service Provider is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any Investment Advisers, Custodians, Intermediaries, Non-Discretionary Subcontractors or any other Person described in Section 2(E)(iii).

(iv)                  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SERVICE PROVIDER HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE CLIENT OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE), OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT.  SERVICE PROVIDER DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

(v)                     Notwithstanding anything in this Agreement to the contrary, the cumulative liability of Service Provider to the Client for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement), and regardless of the form of action or legal theory, shall not exceed two times the total amount of compensation paid to Service Provider under this Agreement during the twelve (12) months immediately before the date on which the alleged damages were claimed to have been incurred.

(D)                   MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES.

EXCEPT FOR ANY LIQUIDATED DAMAGES AGREED BY THE PARTIES RELATED TO AN UNEXCUSED TERMINATION OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE OTHER PARTY.

7.                          INDEMNITY.

(A)                   Indemnity by the Client.  The Client will indemnify the Service Provider, its affiliates and its and their respective officers, directors, employees and representatives (each, an “Indemnitee”)  for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by the Service Provider or such person in any action or proceeding between the Service Provider and the Client or between the Service Provider and any third party arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against the Service Provider in connection with or arising out of the following:

(i)                         this Agreement, except any Loss resulting from the willful misconduct, fraud or negligence of the Service Provider or any Administrative Support Provider, in each case in connection with the Services; or

(ii)                      any alleged untrue statement of a material fact contained in any Offering Document of the Client or arising out of or based upon any alleged omission to state a material fact required to be stated in any Offering Document or necessary to make the statements in any Offering Document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Client by the Service Provider specifically for use in the Offering Document.

(B)                   Indemnity by the Service Provider  The Service Provider will indemnify the Client, its affiliates and its and their respective officers, directors, employees and representatives (each, an “Indemnitee”)  for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by the Client or such person in any action or proceeding between the Client any third party arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against the Client in connection with or arising out of the Service Provider’s (or any Administrative Support Provider’s) willful misconduct, fraud, or negligence in the provision of services under the Agreement.

(C)                   Notification, Participation; Indemnitor Consent.  Upon the assertion of a claim for which a party may be required to indemnify any Indemnitee, the Indemnitee must promptly notify the Indemnitor of such assertion, and will keep the Indemnitor advised with respect to all developments concerning such claim.  The Indemnitor will have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee.  The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnitor may be required to indemnify it except with the Indemnitee’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; notwithstanding Section 7(A) hereof, in the event the Indemnitee has not secured such consent the Indemnitor will have no obligation to indemnify the Indemnitee.

8.                          FEES AND EXPENSES

(A)                   Fee Schedule.  The Client will pay all fees, expenses, charges and obligations incurred from time to time in relation to the Services in accordance with the terms of Schedule 4 (the “Fee Schedule”), together with any other amounts payable to the Service Provider under this Agreement.  For the avoidance of doubt, the Service Provider will not be responsible for the fees or expenses of, and the Client will reimburse the Service Provider for any advances or payments made by the Service Provider for the benefit of the Client incident to the proper performance of the Services to, any Investment Manager, Custodian, Non-Discretionary Subcontractor, Intermediary or any other Person listed or described in the Fee Schedule.

(B)                   Taxes. The Service Provider shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Client or any Customer, excluding taxes, if any, assessed against the Service Provider related to its income or assets.  The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in the Fee Schedule (if any).

9.                          REPRESENTATIONS

(A)                   General.  The Client and the Service Provider each represents at the date this Agreement is entered into and any Service is used or provided that:

(i)                         It is duly organized and in good standing in every jurisdiction where it is required so to be;

(ii)                      It has the power and authority to sign and to perform its obligations under this Agreement;

(iii)                   This Agreement is duly authorized and signed and is its legal, valid and binding obligation, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties generally;

(iv)                  Any consent, authorization or instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

(v)                     Any act required by any relevant governmental or other authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary); and

(vi)                  Its performance of this Agreement will not violate or breach any applicable law, regulation, contract or other requirement.

(vii)               The Service Provider’s representations and warranties in relation to clauses 9(A)(ii), 9(A)(iv), and 9 (A)(vi) above, as relevant to the provision by Service Provider of Market or Reference Data under this Agreement, are subject to clause 5(E) of this Agreement.

(B)                   Client.  The Client also represents as of the date this Agreement is executed by Client and any later date that a Service is used or provided that:

(i)                         Where it acts as an agent on behalf of any of its own Customers, whether or not expressly identified to the Service Provider from time to time, any such Customers will not be customers or indirect customers of the Service Provider;

(ii)                      It has not relied on any oral or written representation made by the Service Provider or any person on its behalf other than those contained in this Agreement;

(iii)                   Client’s decision to retain the Service Provider is not conditioned on or influenced by the amount of assets that any affiliate of the Service Provider or any customers of the Service Provider or such affiliates may from time to time invest in or through the Client;

(iv)                  It has the power and authority to sign and perform its obligations under the Agreement; and

(v)                     This Agreement has been presented to, reviewed and approved by the Board of Directors or Trustees of the Funds.

(C)                   Service Provider.  The Service Provider also represents at the date this Agreement is entered into and any Service is used or provided:

(i)                         it has commercially reasonable data security and business continuity controls and plans; and

(ii)                      it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

(iii)                   The USA PATRIOT Act and regulations administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) require certain financial institutions to adopt an anti-money laundering program to prevent and detect money laundering and terrorist financing.  The Service Provider hereby certifies and agrees to certify annually in writing, or upon request, that it is materially compliant with all applicable requirements of the USA PATRIOT Act.

10.                   TERM AND TERMINATION

(A)                   Term.  This Agreement will begin on the Effective Date and have an initial term ending on December 31, 2018 (the “Initial Term”).  Thereafter, unless otherwise terminated pursuant to Section 10(B), this Agreement shall be renewed automatically for successive one year periods (“Rollover Periods”).

(B)                   Termination.  Subject to Section 10(C):

(i)                         In the event that Service Provider fails to meet the service standards set forth in Appendix A of Schedule 2 for two consecutive quarters, Client shall have the right, exercisable over the next thirty

(30) days, to terminate this Agreement upon ninety (90) days written notice to Service Provider.  Any failure to meet the standard due to a circumstance outside of Service Provider’s control (as set forth in the Agreement) shall not be deemed a failure by Service Provider to meet its standard.

(ii)                      Either Party may terminate this Agreement with or without cause, by provision of a written notice of non-renewal provided at least 90 days prior to the end of the Initial Term or any Rollover Period (which notice of non-renewal will cause this Agreement to terminate as of the end of the Initial Term or such Rollover Period, as applicable).

(iii)                   Either Party may terminate this Agreement with cause on at least thirty (30) days’ written notice to the other Party if the other party has materially breached any of its obligations hereunder; provided, however, that (i) the termination notice will describe the breach; (ii) no such termination will be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching Party has reasonably cured such breach; and (iii) subject to applicable Law, no such thirty (30) day notice period shall be required in the event the other Party is insolvent or has submitted a voluntary petition for administration.

(iv)                  This Agreement may be further terminated by either party immediately in the event of:

(a)    the winding up of or the appointment of an examiner or receiver or liquidator to the other party or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise; or

(b)    the other party no longer being permitted or able to perform its obligations under this Agreement pursuant to applicable law or regulation.

(C)                   Termination-related Obligations.  Related to termination of this Agreement:

(i)                                     If the Client has terminated this Agreement without cause during the Initial Term or any Rollover Period, the Client will make a one-time cash payment to Service Provider as liquidated damages for such default, an amount equal to the balance that would be due Service Provider for its services under this Agreement during the lesser of (x) the balance of the Initial Term or any applicable Rollover Period, as the case may be, or (y) 12 months, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by Service Provider for each month would be based upon the average fees payable to Service Provider monthly during the 12 months before the date of the event that triggers such payment (“Liquidated Damages”).  In the event that the Client is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by Service Provider pursuant to this Agreement, the liquidated damages provision set forth above will apply, and will be adjusted ratably if any of the events described above is partial.  Any liquidated damages amount payable to Service Provider will be payable on or before the date of the event that triggers the payment obligation.  Inasmuch as a default by Client will cause substantial damages to Service Provider and because of the difficulty of estimating the damages that will result, the Parties agree that the Liquidated Damages is a reasonable forecast of probable actual loss to Service Provider and that this sum is agreed to as liquidated damages and not as a penalty.

(ii)                                  Upon notice of termination of this Agreement, for any reason whatsoever, Service Provider and Client agree to provide their committed cooperation to effect an orderly transition of Service Provider’s duties and responsibilities hereunder to a new service provider selected by the Client or to the Client as soon as reasonably practicable, and for a period not to exceed one hundred eighty (180) days (the “Transition Period”).  Further, Service Provider agrees to provide access to the Client’s data and to facilitate the transfer of Client’s data to a new service provider or to the Client.

During the Transition Period all terms and conditions of this Agreement including Section 2(B) shall continue to be in full force and effect. Such cooperation shall include the development and implementation by the Parties of a conversion plan for the orderly migration of the Services.  If such cooperation by Service Provider requires Service Provider to use resources in addition to the resources then regularly used in the performance of the Services, then the Client(s) shall pay Service Provider for such additional resources at commercially reasonable rates unless termination of the Agreement was the result of Service Provider’s breach of the Agreement.

Upon termination, the Service Provider will, at the expense and direction of the Client, transfer to the Client or any successor service provider(s) to the Client copies of all Client Records, subject to the payment by the Client of unpaid and undisputed amounts due to the Service Provider hereunder, including any Liquidated Damages.  If by the termination date the Client has not given Instructions to deliver the Client Records, the Service Provider will keep the Client Records for up to six months until the Client provides Instructions to deliver the Client Records, provided that the Service Provider will be entitled to receive from the Client then-standard fees for maintaining the Client Records, including costs associated with administration of the records.  Service Provider shall be entitled to destroy the Client Records if: (a) Client has not given Instructions to deliver the Client Records at the end of six months after termination or (b) if Client has not paid fees for maintaining such Client Records within thirty days of notice of such unpaid fees.  The Service Provider will provide no other services to or for the benefit of the Client or any successor service provider in connection with the termination or expiration of this Agreement unless specifically agreed in writing by the Service Provider or as set forth in the Services Schedule.

(D)                   Surviving Terms.  The rights and obligations contained in Sections 2(D), 2(E), 5(A), 5(C)-(G), 6-8, and 10-12 of this Agreement will survive the termination of this Agreement.

11.                   GOVERNING LAW AND ARBITRATION

(A)                   Governing Law.  This Agreement will be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of New York.

(B)                   Arbitration.  To the extent permitted by applicable law, each Party agrees that any controversy arising out of or relating to this Agreement or the Services provided hereunder, shall be resolved by arbitration conducted only at FINRA (even though neither party hereto may be a FINRA member).  Should any dispute be arbitrated, judgment upon any award rendered by the arbitrators in such proceeding may be entered in any in, any state or federal court of competent jurisdiction located in the Borough of Manhattan, New York City.

(C)                   Sovereign Immunity.  The Client and the Service Provider each irrevocably waives, with respect to itself and its revenues and assets, all immunity on the grounds of sovereignty or similar grounds in respect of its obligations under this Agreement.

12.                   MISCELLANEOUS

(A)                   Entire Agreement; Amendments.  This Agreement consists exclusively of this document together with any schedules and supersedes any prior agreement related to the subject matter hereof, whether oral or written, including the Administration Agreement between the Parties dated March 23, 1999 and the Fund Accounting Agreement between the Parties dated March 23, 1999.  In case of inconsistency between the terms of this Agreement and the terms of any Schedule, appendix of exhibit hereto, the terms of this Agreement will prevail, provided that in the case of an inconsistency between this Agreement and the Service Schedule, the terms of the Service Schedule will prevail.   Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Client and the Service Provider.

(B)                   Severability.  If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

(C)                   Waiver of Rights.  Subject to Section 5(A), no failure or delay of the Client or the Service Provider in exercising any right or remedy under this Agreement will constitute a waiver of that right.  Any waiver of any right will be limited to the specific instance.  The exclusion or omission of any provision or term from this Agreement will not be deemed to be a waiver of any right or remedy the Client or the Service Provider may have under applicable law.

(D)                   Recordings.  The Client and the Service Provider consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

(E)                    Assignment.  No party may assign any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that the Service Provider may make such assignment to a branch, subsidiary or affiliate.

(F)                     Headings.  Titles to Sections of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

(G)                   Counterparts.  This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

(H)                  Third Party Beneficiaries or Joint Venture.  There are no third party beneficiaries to this Agreement.  This Agreement does not create a joint venture or partnership between the Parties.

(I)                       Certain Communications.  The Client hereby acknowledges that it has requested the delivery of Reports, Client Records and other information processed and/or maintained by the Service Provider hereunder in an unencrypted manner and accepts the risk that such delivery means may expose such information to disclosure through media and hardware that are not within the control of the Service Provider during the delivery process.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

Citi Fund Services Ohio, Inc.		The Boston Trust & Walden Funds

By:	/s/ Jay Martin	By:	/s/ Lucia Santini

Name: Jay Martin		Name: Lucia Santini

Title: President		Title: President

Date: 1/26/2017		Date: 1/25/2017

Schedule 1 to Services Agreement

Definitions

“Administrative Support Provider” has the meaning set forth in Section 2(E)(iv) of the Agreement.

“affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, “control” of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person.  Notwithstanding the foregoing, the U.S. Government shall not be deemed to be an affiliate of Service Provider.

“Business Day” means any day on which the NYSE is open for business.

“Agreement” means the Service Agreement to which this Schedule 1 is attached and any appendices and schedules attached hereto, in each case as they may be amended from time to time.

“Authorized Person” means the Client or any Person authorized by the Client to act on its behalf in the performance of any act, discretion or duty under the Agreement (including, for the avoidance of doubt, any officer or employee of such Person) in a notice reasonably acceptable to the Service Provider.

“Change Control Process” has the meaning set forth in Section 2(B) of the Agreement.

“Citigroup Organization” means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a shareholder or owner.  For purposes of this Agreement, each branch of Citibank, N.A. will be a separate member of the Citigroup Organization.

“Client Records” has the meaning set forth in Section 5(B) of the Agreement.

“Client” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest; unless the context will require otherwise.

“Confidential Information” includes all tangible and intangible information and materials being disclosed in connection with this Agreement by one of the Parties (“Disclosing Party”) to the other Party (“Receiving Party”), in any form or medium (and without regard to whether the information is owned by a Party or by a third party), that satisfy at least one of the following criteria:

(i)            information related to the Disclosing Party’s, its affiliates’ or its third party licensors’ or vendors’ trade secrets, customers, business plans, strategies, forecasts or forecast assumptions, operations, methods of doing business, records, finances, assets, Proprietary Information, technology, software, systems data or other proprietary or confidential business or technical information;

(ii)           information designated as confidential in writing by the Disclosing Party or information that the Receiving Party should reasonably know to be information that is of a confidential or proprietary nature; or

(iii)          any information derived from, or developed by reference to or use of, any information described in the preceding clauses (i) and (ii).

provided, however, that, notwithstanding the foregoing, the following will not be considered Confidential Information: (A) information that is disclosed to the Receiving Party without any obligation of confidentiality by a third person who has a right to make such disclosure; (B) information that is or becomes publicly known without violation of this Agreement by the Receiving Party; or (C) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

“Custodian” has the meaning set forth in Section 2(E)(iii) of the Agreement.

“Customer Data” has the meaning set forth in Section 5(D)(ii) of the Agreement.

“Customer” means any Person to whom the Client sells, directly or indirectly, securities, products or services the sale or servicing of which are supported by the Services provided under the Agreement.

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“Data Subject” means a natural person who is identified, or who can be identified directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his or her physical, psychological, mental, economic, cultural, or social identity, or, if different, the meaning given to this term or nearest equivalent term under applicable local data protection or data privacy law with respect to such natural persons. For the purpose of this Agreement, Data Subjects may be the Client, Client Affiliate, the Service Provider, their personnel, related parties, customers of the Client, suppliers, payment remitters, payment beneficiaries or other persons.

“Dependencies” has the meaning set forth in Schedule 3 to the Agreement.

“Effective Date” means the date first set forth on page 1 of the Agreement.

“Fee Schedule” means Schedule 4 to the Agreement.

“Force Majeure Event” has the meaning set forth in Section 2(D) of the Agreement.

“Fund” has the meaning set forth in Section 2(A) of the Agreement.

“Governmental Authority” means any regulatory agency, court, other governmental body or self-regulatory agency with jurisdiction over a Party.

“Indemnitee” has the meaning set forth in Section 7(A) of the Agreement

“Initial Term” has the meaning set forth in Section 10(A) of the Agreement.

“Instructions” means any and all instructions (including approvals, consents and notices) received by the Service Provider from, or reasonably believed by the Service Provider to be from, any Authorized Person, including any instructions communicated through any manual or electronic medium or system agreed between the Client and the Service Provider.

“Intermediary” has the meaning set forth in Section 2(E)(i) of the Agreement.

“Investment Adviser” has the meaning set forth in Section 2(E)(i) of the Agreement.

“Investment Methods” has the meaning set forth in Section 5(D)(ii) of the Agreement.

“Laws” means any statutes, rules and regulations of any governmental authority and applicable judicial or regulatory interpretations thereof.

“Liquidated Damages” has the meaning set forth in Section 10(C)(i) of the Agreement.

“Loss” has the meaning set forth in Section 7 of the Agreement.

“Market or Reference Data” means valuation, pricing, market and other information, including corporate action data.

“Market or Reference Data Conditions” has the meaning set forth in Section 5(E)(ii) of the Agreement.

“Market or Reference Data Vendors” means providers of Market Data, which may include Affiliates of the Service Provider.

“Non-Discretionary Subcontractors” has the meaning set forth in Section 2(E)(iii) of the Agreement.

“Offering Document” has the meaning set forth in Section 5(F) of the Agreement.

“Organic Documents” means, for any incorporated or unincorporated entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

“Parties” means the Client and the Service Provider.

“Person” means any natural person or incorporated or unincorporated entity.

“Policies and Procedures” means the written policies and procedures of the Client in any way related to the Services, including any such policies and procedures contained in the Organic Documents and the Offering Documents.

“Portfolio Data” has the meaning set forth in Section 5(D)(ii) of the Agreement.

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“Proprietary Information” has the meaning set forth in Section 5(D)(i) of the Agreement.

“Report” has the meaning set forth in Section 5(A) of the Agreement.

“Rollover Periods” has the meaning set forth in Section 10(A) of the Agreement.

“Security Procedures” has the meaning set forth in Section 3(B) of the Agreement.

“Service Change” has the meaning set forth in Section 2(B) of the Agreement.

“Service Provider” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest.

“Services Schedule” means Schedule 2 to the Agreement.

“Services” means the services set forth in Schedule 2 to the Agreement.

“Standard of Care” has the meaning set forth in Section 6(A) of the Agreement.

“Term” means the period between the Effective Date and the date this Agreement is terminated.

“Transition Period” has the meaning set forth in Section 10(C)(ii) of the Agreement.

“Underlying License Agreement” has the meaning set forth in Section 5(E)(i) of the Agreement.

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Schedule 2 to Services Agreement — Services

Appendix A — Fund Administration Services

Service Provider shall provide the Services listed on this Schedule 2 to the Client and any series thereof listed on Schedule 5 (each, a “Fund”), subject to the terms and conditions of the Agreement (including the Schedules).

I.         Services

1.                          Registration Statements, Financial Statements, Proxy Statements and other SEC Filings:

(a)                     Prepare for review and approval by the Client and counsel to the Client (“Fund Counsel”) drafts of: (i) the annual update to the Client’s registration statement on Form N-1A with respect to existing Funds, and (ii) as requested by the Client or Fund Counsel, other amendments to the Client’s registration statement and supplements to its prospectus and statement of additional information reflecting developments from time to time with respect to existing Funds.  Subject to approval by the Client and Fund Counsel, file any of the foregoing with the Securities and Exchange Commission (the “SEC”).

(b)                     For each Fund, prepare for review and approval of the Client drafts of (i) the annual report to Shareholders and (ii) the semi-annual report.   Subject to review and approval by the Client, file the final versions thereof on Form N-CSR with the SEC.

(c)                      Prepare and file the Fund’s Form N-SAR and file all required notices pursuant to Rule 24f-2.

(d)                     Assist with the layout and printing of prospectuses and the Funds’ semi-annual and annual reports to Shareholders.

(e)                      Coordinate the printing and distribution of proxy materials for meetings of shareholders; coordinate the record holder research and tabulation process relating to proxies; subject to review and approval by the Client and Fund Counsel, file proxy statements and related solicitation materials with the SEC; prepare draft scripts for and attend the Shareholder meetings and record the minutes of the meetings.

(f)                       Coordinate gathering of proxy voting information pertaining to proxy votes on Fund holdings and coordinate the drafting and filing of the Funds’ proxy voting records (as approved by the Investment Adviser) on Form N-PX.

(g)                      Prepare and file holdings reports on Form N-Q with the SEC, as required at the end of the first and third fiscal quarters of each year.

2.                          Certain Operational Matters

(a)                     Calculate contractual Fund expenses and make disbursements for the Funds, including trustee and vendor fees and compensation.   Disbursements shall be subject to review and approval of an Authorized Person and shall be made only out of the assets of the applicable Fund.

(b)                     At the request of, and subject to the review and approval by the Client and Fund Counsel, prepare drafts of fund-related plans, policies and procedures or amendment thereto for existing Funds.

(c)                      Assist the Client’s transfer agent with respect to the payment of dividends and other distributions to Shareholders that have been approved by the Client.

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(d)                     Calculate performance data of the Funds for dissemination to (i) the Client, including the Board, (ii) up to fifteen (15) information services covering the investment company industry and (iii) other parties, as requested by the Client and agreed to by Service Provider.

(e)                      Assist the Client in obtaining and maintaining fidelity bonds and directors and officers/errors and omissions insurance policies for the Client in accordance with applicable Investment Company Act of 1940, as amended (the “1940 Act”) rules and file such fidelity bonds and any applicable, related notices with the SEC.

(f)                       Maintain corporate records on behalf of the Client, including minute books, and the Charter/Declaration of Trust of the Client and By-Laws of the Client.

(g)                      Assist the Client in developing appropriate portfolio compliance procedures for each Fund, and provide compliance monitoring services with respect to such procedures as reasonably requested by the Client, provided that such compliance must be determinable by reference to the Fund’s accounting records.

(h)                     Assist the Client and Fund Counsel in responding to routine regulatory examinations or investigations.

(i)                         Assist the Client with Board meetings by (i) coordinating Board book preparation, production and distribution, (ii) subject to review and approval by the Client and Fund Counsel, preparing Board agendas, resolutions and minutes, (iii) assisting the Board by gathering industry and Fund information related to annual contract renewals and approval of fund-related plans, policies and procedures, (iv) attending Board meetings and recording the minutes and (v) performing such other Board meeting functions as agreed from time to time.

(j)                        Assist in the preparation and distribution of Trustee/Officer Questionnaires; assist in the review of completed Questionnaires.

(k)                     Monitor wash sales annually.

(l)                         Prepare informational schedules for use by the Client’s auditors in connection with such auditor’s preparation of the Client’s tax returns

(m)                 Coordinate with independent auditors concerning the Client’s regular annual audit.

3.                          Compliance Services

(a)       Assist the Client with the maintenance of written compliance policies and procedures (the “Fund Compliance Program”) which, in the aggregate, shall be deemed by the Client’s Board to be reasonably designed to prevent the Client from violating the provisions of the Federal securities laws applicable to the Client (the “Applicable Securities Laws”), as required under Rule 38a-1 under the 1940 Act.

(b)       Assist the Client’s Chief Compliance Officer (the “CCO”) in the preparation and evaluation of the results of annual reviews of the compliance policies and procedures of the service providers to the Client as provided in Rule 38a-1 (“Service Providers”).

(c)       Provide support services to the CCO, including support for conducting an annual review of the Fund Compliance Program.

(d)       Assist the CCO in developing standards for reports to the Board by Service Provider and other service providers to the Client

(e)       Assist the CCO in developing standards for reports to the Board by the CCO.

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(f)        Assist the CCO in preparing or providing documentation for the Board to make findings and conduct reviews pertaining to the Fund Compliance Program and compliance programs and related policies and procedures of service providers.

(g)       Perform risk-based testing and reporting of the compliance policies and procedures of each service (other than the Compliance Services) provided to the Client by Service Provider pursuant to this Agreement, taking into account reasonable requests from the CCO to the extent practicable.

(h)       Provide copies of any compliance policies and procedures and any amendments thereto relating to Service Provider as the Client or the CCO may reasonably request in connection with the Fund Compliance Program.

(i)        Provide information reasonably requested by the CCO or the Board in connection with the Board’s determination regarding the adequacy and effectiveness of the compliance policies and procedures of Service Provider.

4.                          Provision of Certain Officers

Subject to the other terms and conditions of this Services Schedule and the Agreement, Service Provider shall make individuals available to serve as Secretary and/or Assistant Secretary of the Client (to serve only in ministerial or administrative capacities relevant to the Services).  The Board shall have discretion to appoint, or to determine not to appoint or to terminate the services of, such individuals, in its sole and absolute discretion.

5.                          Performance Reporting Services

From time to time, upon request of the Client, provide performance reporting services (“Performance Reporting Services”) consisting of one or more of the following:

(a)                     Creation of templates for the Management’s Discussion of Fund Performance (“MDFP”) section of the annual or semi-annual report;

(b)                     Creation of templates for, and typesetting of, the annual and semi-annual reports, including the financial statements;

(c)                      Population of the templates with data obtained from third parties, and coordination with third parties responsible for the review of the MDFP; and

(d)                     Coordination with the print vendor for final printing of the annual and semi-annual reports; and

(e)                      Creation of templates for, and preparation of reports to the Client’s Board.

II.        Notes and Conditions Related to Fund Administration Services

1.                          Service Provider shall have no obligation to make available individuals to serve as officers of the Client (“Officers”) unless specifically set forth in this Services Schedule or another agreement.

2.                          Notwithstanding any other provision of the Agreement to the contrary, if Service Provider has agreed to make individuals available to serve as Officers, the Client acknowledges and agrees that such individuals, when acting as Officers, are not employees or agents of Service Provider and Service Provider shall not be responsible for their actions or omissions.

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3.                          If any employee of Service Provider acts as an Officer of the Client, any such relationship shall be subject to the internal policies of Service Provider concerning the activities of its employees and their service as officers of funds.

4.                          The Client’s Organic Documents and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to all Officers made available by Service Provider, that are designed and intended to have the effect of fully indemnifying such officers and holding each harmless with respect to any claims, liabilities and costs arising out of or relating to such Officer’s service in good faith in a manner reasonably believed to be in the best interests of the Client, except to the extent such Officer would otherwise be liable to the Client or to its security holders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of office.  In addition, the Client shall secure insurance coverage from a reputable insurance company for all Officers under a directors and officers liability policy that is consistent with standards in the mutual fund industry taking into account the size of the Funds and the nature of their investment portfolio and other relevant factors.

5.                          Any Officer may resign for any reason.  Service Provider shall have no obligation to endeavor to make available another individual to act in any such capacity, if

(a)                     the Client’s Organic Documents do not, or no longer, contain the indemnity described above or the Client has not secured or maintained the insurance policy described above;

(b)                     the Officer determines, in good faith, that the Client —

(i)                                     has failed to secure and retain the services of reputable counsel or independent auditors;

(ii)                                  has violated, or is likely to violate or be deemed by any applicable Governmental Authority to have violated, any applicable Law, including any “applicable securities laws” as defined in Rule 38a-1 under the 1940 Act; or

(c)                      The Officer, or Service Provider, has suffered a claim from a third party, or been threatened with such a claim, related to or arising out of the fact that the Officer was an officer of the Client.

6.                          The Client shall promptly notify the Service Provider of any issue, matter or event that would be reasonably likely to result in any claim by the Client, one or more Client shareholder(s) or any third party which involves an allegation that any Officer failed to exercise his or her obligations to the Client in a manner consistent with applicable laws.

7.                          With respect to any document to be filed with the SEC, the Client shall be responsible for all expenses associated with causing such document to be converted into an EDGAR format prior to filing, as well as all associated filing and other fees and expenses.

8.                          If requested by the Client with respect to a fiscal period during which Service Provider served as financial administrator, Service Provider will provide a sub-certification pertaining to Service Provider’s services consistent with the requirements of the Sarbanes-Oxley Act of 2002.

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Schedule 2 to Services Agreement — Services

Appendix B — Fund Accounting Services

I.         Services

1.                          Record Maintenance

Maintain the following books and records of each Fund pursuant to Rule 31a-1 (the “Rule”) under the 1940 Act:

(a)                     Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule.

(b)                     General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule.

(c)                      Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule.

(d)                     A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

2.                          Accounting Services

Perform the following accounting services for each Fund:

(a)                     Allocate income and expense and calculate the net asset value per share (“NAV”) of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act.

(b)                     Apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Client (“Valuation Procedures”), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to a particular Fund or Funds, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Client (collectively, “Fair Value Information Vendors”) with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund’s pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from each Fund’s investment adviser or other designee, as approved by the Board.  The Client instructs and authorizes Service Provider to provide information pertaining to the Funds’ investments to Fair Value Information Vendors in connection with the fair value determinations made under the Valuation Procedures and other legitimate purposes related to the services to be provided hereunder.  The Client acknowledges that while Service Provider’s services related to fair value pricing are intended to assist the Client and the Board in its obligations to price and monitor pricing of Fund investments, Service Provider does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

(c)                      Coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Client to monitor and evaluate its use of fair value pricing information under its Valuation Procedures.

(d)                     Verify and reconcile with the Funds’ custodian all daily trade activity.

(e)                      Compute, as appropriate, each Fund’s net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity; (and other yields or standard or non-standard performance information as mutually agreed).

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(f)                       Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ; and as agreed, in certain cases, to newspapers.

(g)                      If applicable, report to the Client the periodic market pricing of securities in any money market funds, with the comparison to the amortized cost basis.

(h)                     Determine and report unrealized appreciation and depreciation on securities held in variable net asset value funds.

(i)                         Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value, in accordance with the Generally Accepted Accounting Principles of the United States or any successor principles.

(j)                        Update fund accounting system to reflect rate changes, as received from a Fund’s investment adviser or a third party vendor, on variable interest rate instruments.

(k)                     Post Fund transactions to appropriate categories.

(l)                         Accrue expenses of each Fund according to instructions received from the Client’s Administrator, and submit changes to accruals and expense items to authorized officers of the Client (who are not Service Provider employees) for review and approval.

(m)                 Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts.

(n)                     Provide accounting reports in connection with the Client’s regular annual audit, and other audits and examinations by regulatory agencies.

(o)                     Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

(p)                     Assist the Client in identifying instances where market prices are not readily available, or are unreliable, each as set forth within parameters included in the Client’s Valuation Procedures.

3.                          Financial Statements and Regulatory Filings

Perform the following services related to the financial statements and related regulatory filing obligations for each Fund:

(a)                     Provide monthly a hard copy of the pre-programmed reports for unaudited financial statements described below, upon request of the Client.  The unaudited financial statements will include the following items:

(i)                                     Unaudited Statement of Assets and Liabilities,

(ii)                                  Unaudited Statement of Operations, and

(iii)                               Unaudited Statement of Changes in Net Assets.

Any modifications requested to the above pre-programmed reports will require additional programming at an additional cost to be mutually agreed;

(b)                     Provide accounting information for the following: (in compliance with Reg. S-X, as applicable):

(i)                       federal and state income tax returns and federal excise tax returns;

(ii)                    the Client’s semi-annual reports with the SEC on Form N-SAR and Form N-CSR;

(iii)                 the Client’s schedules of investments for filing with the SEC on Form N-Q;

(iv)                the Client’s annual and semi-annual shareholder reports and quarterly Board meetings;

(v)                   registration statements on Form N-1A and other filings relating to the registration of shares;

(vi)                reports related to Service Provider’s monitoring of each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended;

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(vii)             annual audit by the Client’s auditors; and

(viii)          examinations performed by the SEC.

(c)                      Calculate turnover and expense ratio.

(d)                     Prepare schedule of Capital Gains and Losses.

(e)                      Provide daily cash report.

(f)                       Maintain and report security positions and transactions in accounting system.

(g)                      Prepare Broker Commission Report.

(h)                     Monitor expense limitations.

(i)                         Provide unrealized gain/loss report.

II.        Notes and Conditions Related to Fund Accounting Services

1.                          Subject to the provisions of Sections 2 and 6 of the Agreement, Service Provider’s liability with respect to NAV Differences (as defined below) shall be as follows:

(a)                     During each NAV Error Period (as defined below) resulting from a NAV Difference that is at least $0.01 but that is less than 1/2 of 1%, Service Provider shall reimburse each applicable Fund for any net losses to the Fund; and

(b)                     During each NAV Error Period resulting from a NAV Difference that is at least 1/2 of 1%, Service Provider shall reimburse each applicable Fund on its own behalf and on behalf of each shareholder of such Fund for any losses experienced by the Fund or any Fund shareholder, as applicable; provided, that Service Provider’s reimbursement responsibility shall not exceed the lesser of (i) the net loss that the Fund incurs or (ii) the costs to the Fund of reprocessing the shareholder transactions during the NAV Error Period; provided, further, however, that Service Provider shall not be responsible for reimbursing reprocessing costs with respect to any shareholder that experiences an aggregate loss during any NAV Error Period of less than $25.

For purposes of this Section II.1: (A) the NAV Difference means the difference between the NAV at which a shareholder purchase or redemption should have been effected (“Recalculated NAV”) and the NAV at which the purchase or redemption was effected divided by Recalculated NAV; (B) NAV Error Period means any Fund business day or series of two or more consecutive Fund business days during which an NAV Difference of $0.01 or more exists; (C) NAV Differences and any Service Provider liability therefrom are to be calculated each time a Fund’s (or Class’) NAV is calculated; (D) in calculating any amount for which Service Provider would otherwise be liable under this Agreement for a particular NAV error, Fund (or Class) losses and gains shall be netted; and (E) in calculating any amount for which Service Provider would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund (or Class) losses and gains for the period shall be netted.

2.                          The Client acknowledges and agrees that although Service Provider’s services related to fair value pricing are intended to assist the Client and its Board in its obligations to price and monitor pricing of Fund investments, Service Provider is not responsible for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

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Schedule 3 to Services Agreement

Dependencies

The Service Provider’s delivery of the Services is dependent upon:

(A)                   The Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) providing information and, as applicable, Instructions to the Service Provider promptly, accurately and in agreed formats and by agreed media.

(B)                   The Client and its employees, agents, subcontractors and predecessor service providers cooperating where reasonably required with the Service Provider.

(C)                   The communications systems operated by the Client and third parties (other than Administrative Support Providers) in respect of activities that interface with the Services remaining fully operational.

(D)                   The authority, accuracy, truth and completeness of any information or data provided by the Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) that is reasonably requested by the Service Provider or is otherwise provided to the Service Provider by Persons for whom the Service Provider is not responsible under the Agreement.

(E)                    The Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) providing the Service Provider with any reasonable assistance and cooperation requested by the Service Provider in connection with the management and resolution of discrepancies requiring escalation between the Parties.

(F)                     The Client informing the Service Provider on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(G)                   The Client and any third parties that are not the agents or employees of the Service Provider meeting their respective responsibilities, as set forth in the Agreement and, with respect to such third parties, as listed in the Services Schedule or agreed by the Client or such third parties from time to time, including applicable cut-off times.

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Schedule 4 to Services Agreement

Fee Schedule

1.                                      FEES

The Client shall pay the following fees to Service Provider as compensation for the Services rendered hereunder.  All fees shall be aggregated and paid monthly.

a. Asset-Based Fee

The Client shall pay Service Provider:

[ ] basis points of the first $[ ] billion in aggregate net assets of all Funds, plus

[ ] basis points of the next $[ ] million of the aggregate net assets of all Funds, plus

[ ] basis points of the aggregate net assets of all Funds in excess of $[ ] billion.

There will be a minimum annual fee of $[      ] per fund.

Asset based fees will be applied to the total Assets Under Management (“AUM”) of all funds and allocated to each fund on a pro rata basis as a percentage of total AUM.  A monthly fee minimum of $[ ] (based on the stated annual minimum of $[ ]) will be attributable to each fund.  The greater of the Fund minimum or the individual Fund’s  pro rata allocation of the asset based fees is to be applied each month when calculating the total fees due.  The total fees due will then be allocated to each fund on a pro rata basis as a percentage of total AUM

There will be an annual fee of $[ ] for each share class above one in a Fund.

There will be an annual fee of $[ ] per Sleeve above one in a Fund.  Sleeve is defined as a true multi managed account or any additional accounts used for performance tracking purposes outside of a true multi managed account(. i.e., cash sleeves/transition accounts).

b. Fair Value Support Services Fee

The Client shall pay Service Provider $[     ] per Fund per year for Fair Value Support Services.  (The Annual Fee is to be billed in equal monthly installments). Fair Value Support Services charges will commence when a Fund has utilized such Service.

The foregoing fees do not include out of pocket costs.  Service Provider shall also be reimbursed by the Client for the actual costs charged by Fair Value Information Vendors with respect to the provision of fair value pricing information to Service Provider for use in valuing the portfolio holdings of a specific Fund or Funds.

c. Fund Administration Fee

The Client shall pay Service Provider $[ ] per Fund per year for Fund Administration Services and $[ ] per Fund per year for Regulatory Administration/Board Book services.

d. Compliance Services Fee

The Client shall pay Service Provider $[ ] per year for the provision of the compliance services as well as the services provided under the separate CCO Agreement between the Parties.  In addition, the Client agrees to reimburse the Service Provider for all of its actual out-of-pocket expenses reasonably incurred in providing the services under the separate CCO Agreement between the Parties.

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e. Performance Reporting Services Fee

As compensation for the Performance Reporting Services provided from time to time, the Client shall pay the fees and rates agreed upon at the time a request is made for such Performance Reporting Services.  Service Provider shall provide the Client with a proposal approximately six (6) weeks prior to the end of the Client’s fiscal year, and the Client shall advise Service Provider of the Client’s acceptance of such proposal within two (2) weeks of submission thereof.  A quote shall be provided upon request and shall be based upon the following schedule of fees:

Monthly Performance Reports (Marketing Slicks)	$[ ]—$[ ] (defined by content)
Quarterly Performance Reports (Marketing Slicks)	$[ ] per page

Creative Direction and Design
Creation/Design of Cover Artwork	$[ ]	Flat fee
Creation/Design of Book Style	$[ ]	Flat fee

Editorial Services

Freelance writing services can be acquired to write the Chairman’s Letter, Shareholder Letter and Management’s Discussion of Fund Performance sections.  These services are supplied by freelance writers and their fees are in addition to Service Provider’s fees.  These fees are listed below:

Preparation of Chairman’s Letter/Shareholder Letter — Interview with Chairman (or other officer) -Topics include performance, strategy, outlook, news. Fee includes one draft letter (estimated 1300 to 1700 words) and one set of revisions per client comments.

$[ ]

Preparation of Management’s Discussion of Fund Performance - Interview with Fund Manager via telephone or email.  Fee includes one draft fund write up (estimated 425 words) and one set of revisions per client comments.  Amount quoted is per Portfolio.

$[ ]

Board Book Graphics Materials - Composition Charges Production Designer Project Management fee	$[ ] per hour

New Set Page (From Supplied File Copy) Convert and Develop Graphic Format For Graphical Representation of Tabular Pages	$[ ] per page

New Set Page (from supplied file copy) Text Pages	$[ ] per page

New Chart (from supplied file copy)	$[ ] per chart

Coordination Charges

The Coordination charges include the following services:  Coordination with all Service Provider internal and external contacts (Service Provider Research and Financial Administration, Investment Adviser and/or portfolio managers to provide all required research data; Distributor Compliance to ensure FINRA-related review, approval and filing (if necessary); Fund Counsel; Portfolio independent registered public accounting firm); all editorial services and coordination with the print vendor to verify that the client-requested stylistic criteria has been met.

Chairman’s/Shareholder Letter and 1 Portfolio	$[ ]	Flat fee
Each additional Portfolio	$[]	Per Portfolio

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Typesetting - Initial Composition

New set page (from disk)	$[ ]	per page
New set page (from hardcopy)	$[ ]	per page
Quick Turnaround (QTA)/Rush Charges	$[ ]	per page in addition to new set charge
Quick Turnaround (QTA)/Rush Charges Graphs	$[ ]	per page in addition to new set charge

Creation/Design of Cover Artwork		$[ ] Flat fee
Creation/Design of Book Style		$[ ] Flat fee

Typesetting - Initial Composition of Fiscal Reports and Annual Updates
Annual/Semi Report - Composition Charges
Prospectus - Composition Charges
Service Provider provides two options for production of Fiscal and Annual Reports:
Option 1: Unlimited alterations to your report (see below for price list).
Option 2: Charge for alteration cycles to your report (see below for price list).
Full estimates based on page count can be provided upon request.
Option 1 - Initial Composition
Typesetting includes setup and unlimited alteration cycles		$[ ] per page (pg)
Option 1 - Charting
New Chart includes setup and unlimited alteration cycles		$[ ] per chart
Option 2 - Initial Composition
New set page (Using Existing Style Pages) includes 1 alteration cycle		$[ ] pg
Typesetting - Alteration Cycle (Service Price List)
Standard Turn (24 hours Light Edits)		$[ ] pg
Standard Turn (24 hours Medium Edits)		$[ ] pg
Standard Turn (24 hours Heavy Edits)		$[ ] pg
Same Day Turn (4 - 8 hours Light Edits)		$[ ] pg
Same Day Turn (4 - 8 hours Medium Edits)		$[ ] pg
Same Day Turn (4 - 8 hours Heavy Edits)		$[ ] pg
Same Day Turn (under 4 hours Light Edits)		$[ ] pg
Same Day Turn (under 4 hours Medium Edits)		$[ ] pg
Same Day Turn (under 4 hours Heavy Edits)		$[ ] pg
Option 2 - Charting
New set chart		$[ ] chart
Charting - Alteration Cycle (Service Price List)
Standard Turn (24 hours Light Edits)		$[ ] chart
Standard Turn (24 hours Medium Edits)		$[ ] chart
Standard Turn (24 hours Heavy Edits)		$[ ] chart
Same Day Turn (4 - 8 hours Light Edits)		$[ ] chart
Same Day Turn (4 - 8 hours Medium Edits)		$[ ] chart
Same Day Turn (4 - 8 hours Heavy Edits)		$[ ] chart
Same Day Turn (under 4 hours Light Edits)		$[ ] chart
Same Day Turn (under 4 hours Medium Edits)		$[ ] chart
Same Day Turn (under 4 hours Heavy Edits)		$[ ] chart
Ancillary Items Included At No Additional Fee
Blacklining edits		[ ]
Electronic Bookproofs		[ ]
PDF generation for additional rounds of proofs from typesetting department		[ ]
E-Mail distribution of each round of proofs from typesetting department		[ ]
Blacklining edits		[ ]

Rush/QTA charges:

Service Provider charges these as a ‘per page’ premium that is added onto whatever the normal charge for an action

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would have been. Only pages, which are specifically requested for ‘Rush’ turn, are billed as such. Alterations:

Service Provider’s standard alterations (“alt”) turn cycles are stated as 24 hrs. For normal sized documents, the expectation is that alterations received by close of-business will be completed and proofed by the following day. For same-day alts, Service Provider does differentiate along specific windows of time. If same-day alterations are requested, ‘Rush’ page premiums will apply, and those alterations will be completed as quickly as possible. Typically within 1-2 hrs.

2.                                      Out-of-Pocket Expenses and Miscellaneous Charges

In addition to the above fees, Service Provider shall be entitled to receive payment for the following out-of-pocket expenses and miscellaneous charges:

A.                                         Reimbursement of Expenses.  Client shall reimburse Service Provider for its out-of-pocket expenses reasonably incurred in providing Services (upon reasonable request, not to occur too frequently, Service Provider shall provide invoices or other documentation evidencing such expenses), including, but not limited to:

(i)            All freight and other delivery and bonding charges incurred by Service Provider in delivering materials to and from the Client and in delivering all materials to Unitholders;

(ii)           All direct telephone, telephone transmission, and telecopy or other electronic transmission and remote system access expenses incurred by Service Provider in communication with the Client or the Client’s investment adviser or custodian, dealers, or others as required for Service Provider to perform the Services;

(iii)          The cost of obtaining security and issuer information;

(iv)          The cost of CD-ROM, computer disks, microfilm, or microfiche, and storage of records or other materials and data;

(v)           Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the services to be provided hereunder, including print production charges incurred;

(vi)          All copy charges;

(vii)         Any expenses Service Provider shall incur at the written direction of the Client or a duly authorized officer of the Client;

(viii)        All systems-related expenses associated with the provision of special reports;

(ix)          NSCC charges and Depository Trust & Clearing Corporation charges

(x)           The cost of tax data services;

(xi)          Regulatory filing fees, industry data source fees, printing (including board book production expenses) and typesetting services, communications, delivery services, reproduction and record storage and retention expenses, and travel related expenses for board/client meetings; and

(xii)         Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement.

B.                                         Miscellaneous Service Fees and Charges.  In addition to the amounts set forth in paragraphs (1) and 2(A) above, Service Provider shall be entitled to receive the following amounts from the Client:

(i)            A fee for managing and overseeing the report, print and mail functions performed by Service Provider’s third-party vendors, not to exceed $[ ] per page for statements and $.03 per page for confirmations; fees for pre-approved programming in connection with creating or changing the forms of statements, billed at the rate of $[ ] per hour;

(ii)           System development fees, billed at the rate of $[ ] per hour, as requested and pre-approved by the Client, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;

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(iii)          Fees for development of custom interfaces pre-approved by the Client, billed at the rate of $[ ] per hour;

(iv)          Ad hoc reporting fees pre-approved by the Client, billed at the rate of $[ ] per hour;

(v)           Expenses associated with the tracking of “as-of trades”, billed at the rate of $[ ] per hour, as approved by the Client;

(vi)          Charges for the pricing information obtained from third party vendors for use in pricing the securities and other investments of the Fund’s portfolio;

(vii)         Expenses associated with Service Provider’s anti-fraud procedures as it pertains to new account review;

(viii)        The Client’s portion of SAS 70 (or any similar report) expenses, to the extent applicable;

(ix)          Check and payment processing fees; and

(x)           Costs of rating agency services.

3.                                      Annual Fee Increase:

Commencing on December 1, 2016 and annually thereafter, the Parties agree to negotiate in good faith regarding whether Service Provider may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement by: (a) the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published,

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Schedule 5 to Services Agreement

List of Funds

Boston Trust Asset Management Fund

Boston Trust Equity Fund

Boston Trust Small Cap Fund

Boston Trust Midcap Fund

Boston Trust SMID Cap Fund

Walden Asset Management Fund

Walden Equity Fund

Walden Midcap Fund

Walden SMID Cap Fund

Walden Small Cap Fund

Walden International Equity Fund

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Schedule 6 to Services Agreement

Cut Off Times

Instructions must be received prior to 4:00 p.m., ET on a Business Day in order to be processed on that same Business Day.  Otherwise the Instruction will be processed on the next Business Day.

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Schedule 7 to Services Agreement

Certain Market and Reference Data Conditions* and Permitted Uses

1.                                      Market or Reference Data Conditions Imposed by Bloomberg Finance L.P.:

Bloomberg Finance L.P. (“Bloomberg”) requires the following conditions for use of any of its Market or Reference Data:

“Service Data” means data received from Bloomberg, including without limitation, valuation, pricing, market and other information, including corporate action data.

“Third-Party Data Providers” means all third-party sources of data included in the Service Data.

Client represents, covenants, and warrants that:

a.                    Subject to subsection 1(b) below, Client will use the Service Data internally only and will not use Service Data provided by Service Provider for any purpose independent of the Licensee Services (as defined below);

“Licensee Services” consist of:

•                                          Record-Keeping and Registration

•                                          Transaction Processing and Settlement

•                                          Position Reporting

•                                          Net Asset Value (NAV) Calculations and NAV Reporting; and/or,

•                                          Correspondent Banking

b.                    Client may include a limited amount of Service Data (i) in fund performance reports sent to its clients relating to their actual investments and to its prospective clients, (ii) in prospectuses and marketing materials, and (iii) in order to fulfill a legal or regulatory requirement.  No other external distribution of Service Data is permitted;

c.                     Client will permit Third-Party Data Providers, and Bloomberg and its affiliates on behalf of or at the request of such Third-Party Data Providers, reasonable access to audit Client’s use of Service Data sourced from such Third Party Data Providers;

d.                    Client consents to the inclusion of Bloomberg and its affiliates as third-party beneficiaries to the Services Agreement;

e.                     Client acknowledges that Bloomberg has no liability or responsibility to Client relating to Client’s receipt or use of Service Data or Licensee Services;

f.                      If Client is located in Australia, Client represents that it is a wholesale client within the meaning of s761G or s761GA of the Australian Corporations Act;

g.                     Client Use of Subadvisor: If Client has engaged a Subadvisor to help manage certain of its funds, then Client may distribute Service Data received from Service Provider to such Subadvisor; provided, however, that Client further represents, warrants, and covenants that:

i.                                          Client’s Subadvisor will use the Service Data solely to verify the NAV calculation and not for any other purpose other than as described under subsection 1(b) above; and,

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ii.                                       Client will enter into a written agreement with Subadvisor which requires the Subadvisor to agree to:

1.                                      Subsection 1(g)(i) above acknowledging use of Service Data solely to verify NAV calculations and for other purposes described in subsection 1(b) above;

2.                                      Subsection 1(c) above granting Third-Party Data Providers and Bloomberg the right to audit Client’s use of Service Data;

3.                                      Subsection 1(d) above including Bloomberg and its affiliates as third-party beneficiaries to the written agreement between Client and its Subadvisor; and,

4.                                      Subsection 1(e) above acknowledging that Bloomberg has no liability relating to Subadvisor’s use of the Service Data.

h.                    As a condition of receiving the Service Data, Client shall comply with any terms or conditions relating to the use of the Service Data from time to time provided it by Bloomberg or Service Provider.

2.                                      Market or Reference Data Conditions Imposed by Various Exchanges:

TERMS CONCERNING MARKET DATA USE

The exchanges allowing Citi to provide Market Data to you (“Exchanges”) require Citi to advise you of these terms applicable to your receipt and use of Market Data:

DEFINITIONS

“Citi Parties” means Citigroup Global Markets Inc and its affiliates and their respective directors, officers, employees and agents.

“Market Data” means financial information or other data provided by an Exchange, provided to you by a Citi Party.  Market Data may include, but is not limited to, “real time” or delayed prices, opening and closing prices and ranges, high-low prices, settlement prices, estimated and actual volume information, bids or offers and the applicable sizes and numbers of such bids or offers.

1.                                      SCOPE

1.1                               An Exchange may, in its discretion, (i) direct Citi to terminate your receipt of Market Data for any or no reason with or without notice; and (ii) require you to enter into an agreement with it directly as a condition of your receipt of the Market Data.

1.2                               An Exchange may specify other terms or limitations applicable to your use of the Market Data (including Exchange policies (the “Policies”)) and you shall comply with such terms and limitations.

1.3                               An Exchange may amend these terms and the Policies, without notice, from time to time.

2.                                      PROPRIETARY RIGHTS

2.1                               The Market Data constitutes valuable confidential information that is the exclusive proprietary property of the applicable Exchange.  You have no rights with respect to the Market Data other than as set forth herein.

2.2                               You shall not delete or obscure any copyright notice or proprietary notice contained within the Market Data or any report or publication containing Market Data.

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3.                                      USAGE RESTRICTIONS

3.1                               You may use the Market Data only for your internal business activities, unless the applicable Exchange otherwise expressly agrees or the Policies permit otherwise.

3.2                               You may not, unless the applicable Exchange otherwise expressly agrees or the Policies permit otherwise:

(a)                                 redistribute, sell, license, disclose, retransmit or otherwise provide (“Distribute”) Market Data, or permit Market Data to be Distributed, internally or externally, in any format, by electronic or other means;

(b)                                 use the Market Data to create data derived from, or based on, the Market Data; or

(c)                                  use or permit any other person to have access to and/or use Market Data for any illegal purpose.

4.                                      REPORTING AND AUDIT

4.1                               Upon Citi’s or an Exchange’s request, you must provide information demonstrating that your use of the Market Data complies with these terms.

4.2                               You will cooperate with an Exchange and permit reasonable access to your premises to conduct a requested audit or review of your use of Market Data.

4.3                               You shall maintain records relating to your use of the Market Data.

5.                                      NO WARRANTIES

5.1                               The Citi Parties and the Exchanges (and their respective members, shareholders, directors, officers, employees or agents, holding companies, affiliates and/or subsidiaries) do not make any representations or warranties concerning the availability, timeliness, sequence, completeness, utility, accuracy or reliability of the Market Data or any other matter.

5.2                               Market Data is for information purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security or commodity.

6.                                      LIABILITY

6.1                               Use of any Market Data other than as permitted by these terms, or any other breach or threatened breach of these terms, could cause irreparable injury to the Exchanges for which money damages would be an inadequate remedy.  Accordingly, you acknowledge and agree that each Exchange shall be entitled to specific performance and injunctive and other equitable relief from the breach or threatened breach of such terms (including, without limitation, disclosure or threatened disclosure of Market Data) in addition to and not in limitation of any other legal or equitable remedies.

6.2                               You represent and warrant that you will not bring any claim or commence any proceedings against the Citi Parties or any Exchange in connection with your receipt of Market Data.

7.                                      LIABILITY; INDEMNIFICATION

7.1                               THE CITI PARTIES AND THE EXCHANGES AND THEIR RESPECTIVE MEMBERS, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS SHALL NOT BE LIABLE TO YOU OR TO ANY OTHER PERSON OR ENTITY FOR ANY LOSSES, DAMAGES (INCLUDING, WITHOUT LIMITATION, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES), CLAIMS, PENALTIES, COSTS OR EXPENSES (INCLUDING LOST PROFITS) ARISING OUT OF OR RELATING IN ANY WAY TO THE MARKET DATA OR YOUR USE OF THE MARKET DATA,

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DUE TO ANY CAUSE WHATSOEVER, INCLUDING NEGLIGENCE.  IF THE FOREGOING DISCLAIMER AND WAIVER OF LIABILITY SHOULD BE DEEMED INVALID OR INEFFECTIVE, THE CITI PARTIES AND THE EXCHANGES AND THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS SHALL NOT BE LIABLE IN ANY EVENT, INCLUDING NEGLIGENCE, FOR ANY AMOUNT EXCEEDING THE LESSER OF (i) THE ACTUAL AMOUNT OF LOSS OR DAMAGE OR (ii) THE AMOUNT OF THE MONTHLY FEE PAID BY YOU FOR THE MARKET DATA.

7.2                               You shall, at your sole expense, defend, indemnify and hold harmless the Citi Parties and the Exchanges from and against any and all losses, damages, liabilities, judgments, awards, fines, penalties, settlements, costs or other expenses (including reasonable legal costs, attorneys’ fees and disbursements), whether direct or indirect arising out of your use of Market Data.

3.                                      Permitted Uses Pursuant to Section 5(E)(viii) of the Agreement:  With respect to the Market or Reference Data of other Market or Reference Data Vendors, you may use the Market Data only for your internal business activities, unless the applicable Exchange otherwise expressly agrees or the Policies permit otherwise.

* The conditions set forth in this Schedule 7 are not exhaustive, and Service Provider reserves the right to notify Client about other Market and Reference Data Conditions, as contemplated by clause 5(E)(ii) of this Agreement.

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Schedule 8 to Services Agreement

Service Level Standards

“Attachment(s)” shall mean the attachment(s) attached to this schedule.

“Required Service Level” has the meaning given to it in the relevant Service Level Standard.

“Service Level” means the prevailing performance standard for a particular obligation as specified in the relevant Service Level Standard.

“Service Level Report” has the meaning given to it in this paragraph 1.6 of this schedule.

“Service Level Standard” means the service level standards that relate from time to time to a particular Service Line.

“Service Line” means each discrete service area, as detailed in the Attachment to this schedule.

“Service Period” means a monthly service period or a quarterly service period (meaning one calendar month or quarter, as applicable) with the first commencing on the Effective Date and ending on completion of the first full calendar month or quarter (as applicable) following the Effective Date.

1.              General

1.1.                  All capitalized terms used in this Schedule 8 shall have the meaning set out in Schedule 1 of the Agreement or as set out in this Schedule 8.

1.2.                  The Service Provider will provide the Service Descriptions in respect of the relevant service areas for each Service Line, as specified in the Service Level Standard.

1.3.                  The Client will provide or procure the provision of the Dependencies in respect of the relevant service areas for each Service Line specified in the Service Level Standard. The Client’s Dependencies will constitute Dependencies under the Agreement in addition to those listed in Schedule 3 of this Agreement.

1.4.                  To the extent that a Service Level Standard in respect of a Service Line is not set out below, that Service Level Standard shall be agreed in writing by the parties in good faith during completion of the Implementation Plan for the relevant Service Line.

1.5.                The Service Provider shall monitor the performance of the Services against the applicable Service Levels and report to the Client in respect of the performance of the Services against the Service Levels in a monthly report detailing its performance (“Service Level Report”).

1.6.                If at any time, the Client identifies any discrepancy between the Service Provider’s measurement of performance of the Service Levels, and the Client’s measurement of performance of the Service Levels, the reasons for any discrepancy will be discussed and resolved between the parties.

1.7.                The Client will be given reasonable assistance by the Service Provider in connection with any request by the Client to verify the performance data used to calculate the Overall Score from time to time.

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Service Level Standards

Attachment

Service Line — Fund Accounting

Service Description	Specific Dependencies	Service Level Standard	Any Special Measurement Criteria
NAV Calculation Accuracy	N/A	99% per quarter based on ICI guidelines	N/A

NASDAQ Reporting Accuracy	N/A	98% per quarter	N/A

Communication of NAV error	N/A	On the date of discovery	N/A

Delivery of Reports reflecting Position Reconciliation Breaks Daily	N/A	95% per quarter by end of business next business day	N/A

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